EXHIBIT 99.1

HINES REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES ACQUISITION
OF SAN FRANCISCO PROPERTIES BY
HINES-SUMISEI U.S. CORE OFFICE FUND L.P.

     (HOUSTON, TX) — Hines Real Estate Investment Trust, Inc. (“Hines REIT”) announces that Hines-Sumisei U.S. Core Office Fund L.P. (with its subsidiaries, the “Core Fund”) has acquired two downtown San Francisco office buildings, 55 Second Street and 101 Second Street (collectively, the “Properties”), from Cousins Properties Incorporated and Myers Development Company. The Properties were acquired on September 20, 2004. Hines Interests Limited Partnership (“Hines”), the sponsor of Hines REIT, will assume management and leasing responsibilities for both buildings, which are located less than a block apart.

     Hines REIT does not currently hold an interest in the Properties or the Core Fund. Hines REIT through its operating partnership has entered into a contract with an affiliate of Hines, to acquire a $35,000,000 interest in the Core Fund.

     The Core Fund, was formed to acquire a portfolio of Class-A, geographically diverse core office buildings in the United States. Earlier this year, the fund acquired an interest in 600 Lexington in New York; and One and Two Shell Plazas in Houston. In 2003, the fund acquired interests in 499 Park Avenue and 425 Lexington in New York, and 1200 19th Street NW in Washington, D.C.

     55 Second Street is a 25-story, 379,330-square-foot office building located in the Mission Street Corridor of San Francisco’s South Financial District. Designed by Heller Manus, the building was completed in 2002. The property is approximately 82% leased to tenants including: KPMG, LLP; Paul, Hastings, Janofsky & Walker LLP; UPS Supply Chain Solutions; and Preston Gates & Ellis LLP.

     101 Second Street is a 25-story, 387,866-square-foot office building also located in the Mission Street Corridor of San Francisco’s South Financial District. Designed by Skidmore, Owings & Merrill, the building was completed in 2000. The property is approximately 81% leased to tenants including: Thelen Reid & Priest, LLP; Ziff Davis Media Inc.; and Nexant, Inc.

     “With this transaction we believe we add two more top notch assets to the fund’s outstanding portfolio of buildings,” said Hines President Jeffrey C. Hines. “We will prudently continue to look for core acquisition opportunities.”

Hines REIT is located at 2800 Post Oak Boulevard, Suite 5000, Houston Texas 77056.

This is neither an offer nor a solicitation to purchase securities of Hines REIT. Such an offer can be made only by means of a prospectus. For a prospectus, please contact Hines Real Estate Securities, Inc., the dealer manager, at 2800 Post Oak Boulevard, Suite 4700, Houston Texas 77056, phone 1-888-446-3773. No sales may be made in any State where an offer or sale would be unlawful prior to local registration.

Neither the Securities Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has passed on or endorsed the merits of the offering of Hines REIT. Any representation to the contrary is unlawful.